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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Brown                 Julie                    A.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   3662 E. Moongate Lane
--------------------------------------------------------------------------------
                                    (Street)

    Springfield                      Missouri                      65802
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

                                    07/17/2002

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

                         GREAT SOUTHERN BANCORP, INC. (GSBC)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


                                 DIRECTOR
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

Table I -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------
1.Title of Security                            | 2.Amount of Securities    | 3.Ownership      | 4.Nature of Indirect Beneficial
  (Instr. 4)                                   |   Beneficially Owned      |   Form:Direct    |   Ownership
                                               |   (Instr 4)               |   (D) or Indirect|   (Instr. 5)
                                               |                           |   (I) (Instr. 5) |
                                               |                           |                  |
        <c>                                    |          <c>              |        <c>       |               <c>
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value                  |                           |                  |
                                               |          2,224            |         D        |
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value                  |                           |                  |
                                               |          1,173            |         I        | # Spouse's IRA
----------------------------------------------------------------------------------------------------------------------------------


Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security |2. Date Exercisable  |3.Title and Amount of  |4. Conver- |5.Owner-   |6.Nature of Indirect
   (Instr. 4)                   |        and          |  Securities Underlying|   sion or |  ship     |  Beneficial Ownership
                                |   Expiration Date   |  Derivative Security- |   Exercise|  Form of  |  (Instr.5)
                                |   (Month/Day/Year)  |  (Instr. 4)           |   Price of|  Deriv-   |
                                |                     |                       |   Deri-   |  ative    |
                                |                     |                       |   vative  |  Security:|
                                |                     |                       |   Security|  Direct   |
                                |---------------------------------------------|           |  (D) or   |
                                |Date      |Expira-   |    Title    |Amount or|           |  Indirect |
                                |Exer-     |tion      |             |Number of|           |  (I)      |
                                |cisable   | Date     |             | Shares  |           |  (Instr.5)|
                                |          |          |             |         |           |           |
----------------------------------------------------------------------------------------------------------------------------------
Option (to purchase)            |          |          |             |         |           |           |
                                |          |          |             |         |           |           |
----------------------------------------------------------------------------------------------------------------------------------
                                |          |          |             |         |           |           |
                                |          |          |             |         |           |           |
----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


  /s/ Matt Snyder	                           	  08-09-2002
--------------------------------------------       ----------
Signature of Reporting Person                       Date
(Matt Snyder, attorney-in-fact
    For Julie A. Brown)